Exhibit 10.10
AXCELIS TECHNOLOGIES, INC.
INDEPENDENT CONSULTANT AGREEMENT


This Agreement is entered into effective this 9th day of June, 2003 by and between Axcelis Technologies, Inc., a Delaware corporation with its principal office at 55
Cherry Hill Drive, Beverly, Massachusetts 01915 ("Axcelis") and Stephen G. Bassett, with an address at 2 Keystone Way, Andover, Massachusetts ("Consultant").

In consideration of the mutual covenants and promises contained herein, Axcelis and Consultant agree as follows:

1. Performance of Services. Consultant agrees to provide to Axcelis the services generally described in Schedule 1 (the "Services"). Consultant shall supply all necessary supplies and materials and shall be solely responsible for requesting any information necessary from Axcelis for the performance of the Services. Consultant shall not employ any subcontractors for any of the Services without the prior written approval of Axcelis, and Consultant shall remain responsible for the performance of any such subcontractors. Consultant shall perform the Services in accordance with the professional standards of skill, care, and diligence.

2. Time. Consultant agrees to adhere to the time commitments set forth in Schedule 1 or as otherwise mutually agreed upon. Consultant shall perform the Services as expeditiously as is consistent with the standards of professional skill and care required hereby. Consultant shall perform the Services in coordination with the operations of Axcelis and with any party engaged by Axcelis in connection with the Services being performed.

3. Payment.

3.1.   	Fees.	For the Services provided by Consultant under
this Agreement, Axcelis agrees to compensate Consultant according to Schedule 2.

3.2.   	Reimbursable Expenses.  Axcelis shall compensate
Consultant for reasonable expenses actually incurred by Consultant to the extent provided in Schedule 1 ("Reimbursable Expenses"). Consultant agrees that if such expenses are for travel, Consultant shall either (i) use Axcelis' travel partner or (ii) limit its travel expenses such that Consultant's expenses do not exceed those quoted by Axcelis' travel partner (as per the Axcelis Travel Policy for Independent Contractors and Temporary Workers). Consultant agrees to use reasonable efforts to minimize Reimbursable Expenses.

4. [Intentionally Omitted]

5. Inventions.

5.1.  	Definition and Disclosure.  As used in this Agreement,
"Inventions" shall mean any and all ideas, concepts, discoveries, inventions, developments, trade secrets, methods, data, information, improvements, materials, Work Product (as defined in Section 5.4 below), and know-how that are conceived, devised, invented, developed or reduced to practice or tangible medium (whether or not protectible under state, federal or foreign patent, copyright, trade secrecy or similar laws), by Consultant, under Consultant's direction or jointly with others during any period that Consultant is engaged by Axcelis, which relate, directly or indirectly, to the business of Axcelis and arise out of Consultant's performance of this Agreement. Consultant agrees promptly to disclose all Inventions to Axcelis.

5.2.  	Assignment of Rights.  Consultant covenants and agrees that
all right, title and interest in any Inventions shall remain the sole and exclusive property of Corporation and shall be a work made for hire. Consultant hereby assigns and agrees to assign to Axcelis all of Consultant's right, title and interest in and to the Inventions and any and all related patent rights, copyrights, and other intellectual property rights and applications and registrations therefor. During and after Consultant's engagement by Axcelis, Consultant shall cooperate with Axcelis, at Axcelis' expense, in obtaining protection for the Inventions and Consultant shall execute all documents which Axcelis shall reasonably request in order to perfect Axcelis' rights in the Inventions. Consultant hereby appoints Axcelis as Consultant's attorney to execute and deliver any such documents on Consultant's behalf in the event Consultant should fail or refuse to do so within a reasonable period following Axcelis' request.

5.3.  	No Conflict.	Consultant represents and warrants that
the assignment of Inventions to Axcelis or Axcelis' use of such Inventions shall not violate the copyright, patent, trademark, trade secret, or other right of any person or entity and no additional permissions, clearances, assignments, or licenses are necessary in order for Axcelis to own, use, and commercialize the Work Product (as defined below) and other Inventions.

5.4.  	Work Product.  Without limiting the generality of the
foregoing, Consultant further agrees that all right, title, and interest in and to any works of authorship or copyrightable materials resulting from the performance of the Services under this Agreement and all copies thereof, in whatever media (the "Work Product") shall be in Axcelis and shall be "works made for hire" within the meaning of the Copyright Law of the United States and may be used by Axcelis (or such parties as Axcelis may designate) thereafter in such manner and for such purposes as Axcelis (or such parties as Axcelis may designate) may deem advisable, without further employment of or additional compensation to Consultant. To the extent that the Work Product does not qualify for work made for hire status, Consultant hereby assigns and agrees to assign the entire worldwide, perpetual copyright in and to the Work Product to Axcelis pursuant to Section 5.2.


6. Confidentiality.

6.1.  	Definition.  Consultant understands that Axcelis
continually obtains and develops valuable proprietary and confidential information concerning its scientific, technical, or business affairs (the "Confidential Information") which may become known to Consultant in connection with Consultant's engagement by Axcelis. By way of illustration, but not limitation, Confidential Information includes Inventions and may include trade secrets, technical information, know-how, research and development activities of Axcelis, product and marketing plans, customer and supplier information and information disclosed to Axcelis or to Consultant by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information may be contained in various media, including without limitation, patent applications, research data and observations, computer programs in object and/or source code, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of Axcelis.

6.2.  	Proprietary Rights.  Consultant acknowledges that all
Confidential Information, either in writing and labeled or identified as confidential or proprietary or identified orally prior to disclosure by Axcelis as confidential or proprietary, is and shall remain the exclusive property of Axcelis or the third party providing such information to Consultant or Axcelis. Consultant agrees that Consultant shall not, during the term of Consultant's engagement by Axcelis and thereafter, publish, disclose or otherwise make available to any third party, other than employees of Axcelis, any Confidential Information except as expressly authorized in writing by Axcelis. Consultant agrees that Consultant shall use such Confidential Information only in the performance of Consultant's duties for Axcelis and in accordance with any Axcelis policies with respect to the protection of Confidential Information. Consultant agrees not to use such Confidential Information for Consultant's own benefit or for the benefit of any other person or business entity.

6.3.  	Precautions.  Consultant agrees to exercise all reasonable
precautions to protect the integrity and confidentiality of Confidential Information in Consultant's possession and not to remove any materials containing Confidential Information from Axcelis' premises except to the extent necessary to Consultant's performance of the Services. Upon the termination of Consultant's engagement hereunder, or at any time upon Axcelis' request, Consultant shall return immediately to Axcelis any and all materials containing any Confidential Information then in Consultant's possession or under Consultant's control.

6.4.  	Exceptions.  Confidential Information shall not include
information which (a) is or becomes generally known within Axcelis' industry through no fault of Consultant; (b) was known to Consultant at the time it was disclosed as evidenced by Consultant's written records at the time of disclosure; (c) is lawfully and in good faith made available to Consultant by a third party who did not derive it from Axcelis and who imposes no obligation of confidence on Consultant; or (d) is required to be disclosed by law or by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Axcelis.


7. Exclusivity; Non-Solicitation.

7.1.   	Exclusivity and Non-Compete.  Consultant shall not, during
the term of this Agreement, and for a period of one (1) year thereafter, organize or serve in any capacity (whether as an officer, director, employee, consultant or otherwise) any person, firm, corporation or other entity which is in direct competition with Axcelis or which may otherwise give rise to a conflict of interest or appearance of a conflict of interest with Consultant's performance of the Services, without the prior written consent of Axcelis.

7.2.   	Non-Solicitation.  Consultant agrees that during the term
of this Agreement and for a period of one (1) year thereafter, Consultant shall not induce or attempt to induce any of Axcelis' employees or independent contractors to terminate their employment or contractual relationships with Axcelis, or solicit, divert or take away, or attempt to divert or take away the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of Axcelis which were contracted, solicited or served by Axcelis during the period in which Consultant was performing the Services for Axcelis.


8.  	Third Party Agreements and Rights.

8.1.  	No Conflict with Other Contracts.  Consultant represents
that Consultant's performance under this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to assignment of inventions, proprietary information, knowledge or data) to which Consultant is a party or by the terms of which Consultant may be bound.

8.2.  	Third Party Proprietary Rights.  Consultant understands
and acknowledges that Axcelis does not desire to acquire from Consultant any trade secrets, know-how, or confidential information Consultant may have acquired from third parties. Consultant therefore agrees that Consultant will not improperly use or disclose any proprietary information or trade secrets of any person or entity with whom Consultant owes a duty to keep such information in confidence.

9.  	Termination of Agreement.

9.1.  	Term.  This Agreement shall expire on September 5, 2003,
unless expressly renewed by the parties. After such date, Consultant agrees to make his Services available to Axcelis on a month -to-month basis at Axcelis' option, unless Consultant gives Axcelis 30 days prior notice of Consultant's unavailability to continue to provide such Services. The date of September 5, 2003 or any later expiration date agreed to by the parties is referred to herein as the "Expiration Date."

9.2.  	By Axcelis.  Axcelis may terminate this Agreement prior
to the Expiration Date as follows:

(a) without cause, on 30 days' prior written notice; or
(b) immediately, by written notice to Consultant, if Consultant fails to perform or observe any of the terms, covenants,
obligations or conditions of this Agreement.
9.3.  	By Consultant.  Consultant may terminate this Agreement
prior to its Expiration Date as follows:

(a) without cause, on 30 days' prior written notice, or

(b) upon 10 days written notice to Axcelis, if Axcelis fails to make payments required under Section 3 above and Schedule 2.

9.4.   	Effect of Termination.  In the event of termination by
Axcelis prior to the Expiration Date, without cause, Axcelis shall promptly make the payments set forth on Schedule 2 as if the Consultant provided Services through the Expiration Date.
The Success Fee, as described on Schedule 2, shall be paid when due. In the event of termination, Consultant shall promptly deliver to Axcelis all equipment and supplies belonging to Axcelis and all documents, work papers, studies, calculations, computer programs, data, drawings, plans, specifications and other tangible work product or materials pertaining to the Inventions and/or the Services performed under this Agreement to the time of termination. Any termination of this Agreement shall not affect or impair the right of Axcelis to recover damages occasioned by any default of Consultant or to set off such damages against amounts otherwise owed to Consultant. Any termination of this Agreement shall not affect or impair the right of Consultant to recover any payment due under this Agreement. Sections 5, 6, and 7, this Section 9.4 and Section 10 shall continue in full force and effect not withstanding the expiration or termination of this Agreement for any reason.

10.  Miscellaneous.

10.1. Full Power and Authority. Each party represents and warrants that it has full power and authority to undertake the obligations set forth in this Agreement and that it has not entered into any other agreements that would render it incapable of satisfactorily performing its obligations hereunder.

10.2. Compliance with Law. Consultant shall perform the Services hereunder in compliance with all applicable federal, state and municipal laws, regulations, codes, ordinances and orders, and any permit conditions in effect as of the time of such performance.

10.3. Consultant's Accounting Records. 	Consultant shall keep
records pertaining to the Services performed and Reimbursable Expenses employing sound bookkeeping practices and in accordance with generally accepted accounting principles. All records pertaining to the Services performed and Reimbursable Expenses shall be available to Axcelis or its authorized representatives for review and audit during normal business hours upon reasonably prior written notice to Consultant.

10.4. Non-Assignable. The Services are personal to Consultant and Consultant shall not assign, sublicense, or transfer any of its obligations, responsibilities, rights or interests (including, without limitation, its right to receive any moneys due hereunder) under this Agreement without the written consent of Axcelis.
The Services may not be assumed by or assigned by a trustee in bankruptcy. Any assignment, subletting, or transfer by Consultant in violation of this Section 10.4 shall be void and without force or effect.

10.5. Entire Agreement. This Agreement represents the entire and integrated agreement between Axcelis and Consultant with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Axcelis and Consultant.

10.6. Limitation of Liability. No officer, director, member, employee, or other principal, agent or representative (whether disclosed or undisclosed) of Axcelis shall be personally liable to Consultant hereunder, for Axcelis' payment obligations or otherwise. Consultant hereby agrees to look solely to the assets of Axcelis for the satisfaction of any liability of Axcelis hereunder. In no event shall Axcelis be liable to Consultant for indirect, incidental, special, reliance, exemplary, or consequential damages.

10.7. No Inadvertent Waivers. No waiver of any portion of this Agreement shall be effective unless in writing. The failure of Axcelis at any time to require performance by Consultant of any provision shall in no way affect the right of Axcelis to enforce that or any other provision of this Agreement. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach of the same or any other provision of this Agreement.

10.8. Governing Law. This Agreement and the rights and obligations of the parties shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action brought pursuant to or in connection with this Agreement shall be brought only in the state or federal courts within the Commonwealth of Massachusetts without regard to its conflict of laws provisions. In any such action, Consultant submits to the personal jurisdiction of the courts of the Commonwealth of Massachusetts, waives any objections to venue of such courts, and agrees to accept service of process by any means reasonably calculated to give effective notice of the action.

10.9. Severablility. The provisions of this Agreement are severable and if any of the provisions hereof are held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall remain binding and enforceable by and between the parties.
10.10. Section Headings. Section headings are for convenience only and shall not be considered in the interpretation of this Agreement.

10.11. Independent Contractor. Consultant shall at all times be an independent contractor and not an employee of Axcelis, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto. Neither party shall have any authority to enter into agreements of any kind on behalf of the other party and shall not have the power or authority to bind or obligate the other party in any manner to any third party. Each party agrees not to represent itself as a partner, joint venturer, agent, employee, or general representative of the other party or to make any representations on the other party's behalf. Consultant shall have sole responsibility for payment, on behalf of itself and any subconsultants or employees, of all federal, state, and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for the filing of all required tax forms with respect to any amounts paid by Axcelis to Consultant hereunder. Consultant shall not be entitled to any benefits, coverages, or other privileges, including, without limitation, unemployment, medical, pension, or other employee welfare benefits and payments provided to employees of Axcelis.

		IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
AXCELIS TECHNOLOGIES, INC.

By: /s/ Mary G. Puma_______________
Mary G. Puma, Chief Executive Officer


CONSULTANT

/s/ Stephen G. Bassett______________
Stephen G. Bassett


Schedule 1

Services
To provide consulting services as an interim Chief Financial Officer reporting to the Chief Executive Officer. As such Consultant is responsible for managing all financial operations and strategy, investor relations and business development of the company. As the corporation's top financial officer, this position is responsible for assisting the Audit Committee of the Board of Directors in managing the company's external
auditors and internal audit processes.    In addition, the
Consultant will oversee:

* SEC reporting
* Tax planning
* Treasury function
* Relationships with analysts and investors
* Credit relationships
* Business development transactions.


Time Commitments
The Consultant will provide full time services
(approximately 40 hours a week).

Reimbursable Expenses

Axcelis shall pay or promptly, no later than 30 days upon the receiving of the related expense statement submitted by Consultant, reimburse Consultant for all reasonable travel, long-distance telephone, entertainment and other business expenses paid or incurred by Consultant in connection with the performance of Consultant's duties hereunder (as long as the requirements of Section 3.2 of the Agreement are met), upon presentation of expense statements, vouchers or other evidence of expenses providing the reasonable detail required by the Corporation.


Schedule 2

Compensation and Billing Procedures

In consideration of the Services described in Schedule 1, Consultant shall be paid at the weekly rate of US$5,750, payable every two (2) weeks in arrears. The bi-weekly payment shall be US$11,500, and shall be paid by check or wire transfer to a bank account designated by Consultant.

Upon Axcelis' engagement of a permanent Chief Financial Officer (other than the Consultant) during the term of this Agreement (including any renewal term) or within 30 days thereafter, Axcelis shall make a lump sum payment to Consultant in the amount of US$23,000 (the "Success Fee"), which shall be paid by check or wire transfer to a bank account designated by Consultant.